                                                                    EXHIBIT 99.2

                        SED INTERNATIONAL HOLDINGS, INC.
                         4916 NORTH ROYAL ATLANTA DRIVE
                              TUCKER, GEORGIA 30085

Dear SED International Holdings, Inc. Shareholders:

          You are cordially invited to attend the 2005 Annual Meeting of Shareholders to be held at the executive offices of SED International Holdings, Inc. (the "Company"), 4916 North Royal Atlanta Drive, Tucker, Georgia, on December 16, 2005 at 12:00 p.m., local time, for the following purposes:

          (i) To elect Class II directors for terms to expire at the 2008 Annual Meeting of Shareholders.

          (ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

          During the meeting we will review the results of the fiscal year ended June 30, 2005 and report on significant aspects of our operations during the fiscal 2005.

          We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

                                        Sincerely,


                                        ----------------------------------------
                                        Jean Diamond
                                        Chairman of the Board and
                                        Chief Executive Officer

October 28, 2005

                        SED INTERNATIONAL HOLDINGS, INC.
                         4916 NORTH ROYAL ATLANTA DRIVE
                              TUCKER, GEORGIA 30085

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

          The Annual Meeting of Shareholders of SED International Holdings, Inc. (the "Company") will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on December 16, 2005, at 12:00 p.m., local time, for the following purposes:

          (i)  To vote for the election of Class II Directors;

          (ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

          The Board of Directors has fixed October 28, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                                        By Order of the Board of Directors,


                                        ----------------------------------------
                                        Lyle Dickler
                                        Secretary

November 14, 2005

                        SED INTERNATIONAL HOLDINGS, INC.
                         4916 NORTH ROYAL ATLANTA DRIVE
                              TUCKER, GEORGIA 30085

                                 PROXY STATEMENT

          This Proxy Statement is furnished by and on behalf of the Board of Directors (the "Board") of SED International Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the 2005 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 12:00 p.m., local time, December 16, 2005, at the Company's principal executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof. The Notice of Annual Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about November 14, 2005, to the shareholders of the Company (the "Shareholders") of record on the Record Date (as defined below), and the Company will bear all the costs associated with this solicitation.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

          Each valid proxy given pursuant to this solicitation that is received in time for the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) for the election as directors of the nominees listed in this Proxy Statement, and (ii) in accordance with the best judgement of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder's right to attend and to vote in person at the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, Attn: Lyle Dickler, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Annual Meeting.

          Only Shareholders of record as of the close of business on October 28, 2005 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date there were 3,885,837 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.

          According to the Bylaws of the Company (the "Bylaws"), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or represented by proxy at the Annual Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Georgia law, the Articles of Incorporation or the Bylaws. Georgia law and the Bylaws specify that directors shall be elected by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at a meeting at which a quorum is present.

          Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

          Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of two nominees to serve as Class II directors for three-year terms expiring in 2008 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The Board has nominated Melvyn I. Cohen and Jean Diamond for election as Class II directors. Mr. Cohen and Ms. Diamond currently serve as Class II directors.

          Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any of the nominees are unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

          THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY FOR CLASS II DIRECTORS.

GENERAL INFORMATION ABOUT THE BOARD

          The Board currently consists of five members. The Board is divided into three classes of directors, designated Class I, Class II and Class III. Classes I and II each have two members and Class III has one member. The term of the Class II directors expires at the 2005 Annual Meeting. The terms of the Class III and Class I directors expire at the 2006 and 2007 Annual Meetings of Shareholders, respectively. Shareholders annually elect directors of one of the three classes for three-year terms, to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

          Following is information regarding the nominees and continuing directors, including information furnished by them as to their principal occupations.

           NOMINEES FOR DIRECTORS - CLASS II - TERM TO EXPIRE IN 2005

NOMINEE            AGE           POSITIONS, OFFICES AND OTHER INFORMATION
-------            ---           ----------------------------------------
Melvyn I. Cohen     65   Mr. Cohen has been a director of the Company since
                         November 1999. Mr. Cohen has been the sole member of M.
                         Cohen and Company LLC, a certified public accounting
                         firm in the State of New Jersey, since December 1994.
                         Mr. Cohen has been a member of the American Institute
                         of Certified Public Accountants and a member of the New
                         Jersey Society of Certified Public Accountants since
                         1968. Mr. Cohen has been a Certified Public Accountant
                         for over 35 years.

Jean Diamond        64   Mrs. J. Diamond was appointed to the Board of Directors
                         in January of 2003, and was appointed Chairman of the
                         Board of Directors of SED International Holdings, Inc.
                         on July 2, 2003. Mrs. Diamond was appointed Chief
                         Executive Officer of SED International Holdings, Inc.
                         on June 21, 2005. Mrs. Diamond is a co-founder of the
                         Company and has been an integral part of the Company
                         since its inception. She also serves as Chief Executive
                         Officer, with operational responsibilities in SED
                         International, Inc.

        DIRECTORS CONTINUING IN OFFICE - CLASS I - TERM TO EXPIRE IN 2007

NOMINEE            AGE           POSITIONS, OFFICES AND OTHER INFORMATION
-------            ---           ----------------------------------------
Stewart I. Aaron    65   Mr. Aaron has been a director of the Company since
                         November 1994. Mr. Aaron has served for over 20 years
                         as President of LABS, Inc., a silk plant manufacturer
                         based in Atlanta, Georgia.

Mark Diamond        40   Mr. Diamond has been a director of the Company since
                         October 1996. Mr. Diamond served as Chief Executive
                         Officer of the Company until June 2005 and President of
                         the Company until August 2005. Mr. Diamond served as
                         Chief Executive Officer, President and Chief Operating
                         Officer of SED International, Inc. until August 2005.
                         In February 1991, Mr. Diamond was appointed Vice
                         President - Sales of SED International; in May 1993, he
                         was appointed Executive Vice President - Marketing of
                         SED International; and in February 1994, he was
                         appointed Executive Vice President - Sales of SED
                         International. Mr. Diamond served as Executive Vice
                         President of the Company since June 1995, and in August
                         1995 was appointed Executive Vice President of SED
                         International, Inc. In 1999 Mr. Diamond was appointed
                         President and Chief Operating Officer of the Company.

        DIRECTORS CONTINUING IN OFFICE -CLASS III- TERM TO EXPIRE IN 2006

NOMINEE            AGE           POSITIONS, OFFICES AND OTHER INFORMATION
-------            ---           ----------------------------------------
Joseph Segal        62   Mr. Segal was appointed to the Board of Directors in
                         September 2005. Since 1998, Mr. Segal has served as
                         managing partner in Cornerstone Capital Partners, LLC,
                         a real estate investment firm operating in Georgia and
                         Florida. Mr. Segal previously served as Chairman of the
                         Board and Chief Operating Officer of Phoenix
                         Communications, a commercial printing and publishing
                         firm, until December 1997.

                        EXECUTIVE OFFICERS OF THE COMPANY

          The following table sets forth certain information regarding our current and former Chief Executive Officer, the four other most highly compensated officers whose total salary and bonuses exceeded $100,000 in fiscal 2005 and other current and former key executives. The individuals listed in the table below are collectively referred to as the "Named Executive Officers."

      NAME        AGE                   POSITION WITH THE COMPANY
      ----        ---                   -------------------------
Jean Diamond       64   Chairman of Board,  Chief Executive Officer
Mark Diamond       40   Director,  Former President and Chief Executive Officer
Philip Flynt       44   Former Chief Financial Officer
Jonathan Elster    33   Executive Vice President
Barry Diamond      63   Vice President - Wireless
Chuck Marsh        49   Senior Vice - President Purchasing
Mark DiVito        46   Vice President of Operations

          Jean Diamond and Mark Diamond are mother and son. Jonathan Elster is Jean Diamond's son-in-law. Barry Diamond is Mark Diamond's uncle.

          Jean Diamond was appointed Chairman of the Board of Directors of SED International Holdings, Inc. on July 2, 2003 and Chief Executive Officer of SED International Holdings, Inc. in June 2005.

          Jean Diamond is a co-founder of the Company and has been an integral part of the Company since its inception. She continues her operational responsibilities in SED International, Inc., as Chief Executive Officer.

          Mr. Diamond has been a director of the Company since October 1996. Mr. Diamond served as Chief Executive Officer of the Company until June 2005 and President of the Company until August 2005. Mr. Diamond served as Chief Executive Officer, President and Chief Operating Officer of SED International, Inc. until August 2005. In February 1991, Mr. Diamond was appointed Vice President - Sales of SED International; in May 1993, he was appointed Executive Vice President - Marketing of SED International; and in February 1994, he was appointed Executive Vice President - Sales of SED International. Mr. Diamond served as Executive Vice President of the Company since June 1995, and in August 1995 was appointed Executive Vice President of SED International, Inc. In 1999 Mr. Diamond was appointed President and Chief Operating Officer of the Company.

          Philip D. Flynt resigned from the Company in April 2005. Philip D. Flynt joined the Company in November 2002 as Corporate Controller and assumed the positions of Chief Financial Officer, Vice President - Finance, Secretary and Treasurer effective April 1, 2003. Prior to joining the Company, Mr. Flynt spent eleven years with Glenayre Technologies, Inc. (NASDAQ: GEMS), a leading global supplier of enhanced services, messaging, and carrier grade communication solutions. While at Glenayre, Mr. Flynt held several key financial positions including Corporate Vice President of Treasury and Taxation (2000-2002) and Vice President of Finance - Integrated Network Group (1997-2000). Prior to Glenayre, Mr. Flynt held accounting and management positions with Computer Communication Specialist, Inc., Canada Dry Corporation and Rhodes Furniture, Inc.

          Barry Diamond has been Vice-President of the Company since 1987. Mr. Diamond currently serves as Vice-President of the Company's Wireless Division. Mr. Diamond has been an industry leader in the Wireless and Electronics Business for over thirty years. Mr. Diamond was Vice-President of Purchasing for All Brands/Brands Mart from 1970-1980. Mr. Diamond was President of Great Sounds of New York, a consumer electronics business, from 1980-1987. In 1987, Mr. Diamond joined SED International, Inc. and is currently responsible for the growth and management of the Wireless business within the Company.

          Chuck Marsh has over 28 years of experience in the consumer electronics, computer and distribution industry and re-joined the company in January 2005 as Vice-President-Consumer Electronics. In February of 2005, Mr. Marsh assumed the position of Senior Vice President-Purchasing in February 2005. Mr. Marsh began his distribution career in 1982 at SED International, where he held executive positions of increasing responsibility in sales, purchasing, and marketing for nearly 13 years. Before departing in 1994, Marsh served as Senior Executive Vice President. Prior to re-joining the Company Mr. Marsh spent 7 years as President, Executive Vice President and Board of Directors member of BDI-Laguna Corporation, a leading, privately held national distributor of consumer electronics and computer products to the rent-to-own and e-commerce fulfillment channel. Prior to BDI-Laguna Corporation Mr. Marsh was Senior Vice President of Liuski International, Inc. (NASDAQ:LSKI) a manufacturer and international distributor of computers and peripherals. From 1976 to1982 Mr. Marsh was Vice President of Channel One Entertainment Systems, Inc. a privately held tri-state retailer of consumer electronics.

          Jonathan Elster has been with the Company since 1995. Mr. Elster currently serves as Executive Vice President of for SED International, Inc. Mr. Elster began his career with the Company as a sales representative in 1995. He has served as a Sales Manager from 1997 to 1999 and as Vice President-Sales from 1999 to 2000. In 2000, Mr. Elster was promoted to Senior Vice-President of Sales and Marketing and is responsible for all sales and marketing operations of the Company.

          Mark DiVito joined SED International, Inc. in September 1996 as Director of Corporate Security. In July 1998, he was appointed to the position of Director of Human Resources. Mr. DiVito was appointed Vice-President of Human Resources in August 1999 and in January 2005 he was appointed Vice-President of Operations.

                        DIRECTOR MEETINGS AND COMMITTEES

BOARD MEETINGS DURING FISCAL 2005

          The Board of Directors held four meetings during fiscal 2005. All directors attended all four meetings. Three members of the Company's Board of Directors attended the 2004 Annual Meeting of Stockholders. The Company does not have a formal policy requiring each member of the Board to attend the Annual Meeting of Stockholders.

BOARD COMMITTEES

          The Board of Directors has standing audit and compensation committees, and also has a stock option committee and a 401(k) plan committee. The Board of Directors has no standing governance and nominating committee.

          In identifying potential director candidates, the Chairman of the Board seeks input from other members of the Board of Directors and executive officers and also considers recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate. The Chairman of the Board will also consider director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below.

          The Board of Directors has not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Board considers the following factors, in addition to any other factors that it deems appropriate:

     - whether the candidate is of the highest ethical character and shares the values of the Company,

     - whether the candidate's reputation, both personal and professional, is consistent with the image and reputation of the Company,

     - whether the candidate's characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors,

     -    whether the candidate is "independent".

     - whether the candidate is free from material conflicts of interest that would interfere with the candidate's ability to perform the duties of a director.

     - whether the candidate's service as an executive officer of another Company or on the boards of directors of other public companies would interfere with the candidate's ability to devote sufficient time to discharge his or her duties as a director, and

     - if the candidate is an incumbent director, the director's overall service to the Company during the director's term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

          Stockholders who wish to recommend director candidates for consideration by the Board of Directors may do so by mailing a written recommendation to Chairman, Board of Directors, c/o Secretary, SED International Holdings, Inc. 4916 North Royal Atlanta Drive, Tucker, Georgia 30084. Such recommendation must include the following information:

     - the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate,

     - the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation,

     - full biographical information concerning the director candidate, including a statement about the director's qualifications,

     - description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made, and

     - a written consent of the candidate (1) to be named in the Company's proxy statement and stand for election if nominated by the Board of Directors and (2) to serve if appointed by the stockholders.

          Recommendations by stockholders for director candidates to be considered by the Chairman of the Board must be submitted not later than the 120th calendar day before the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder's candidate or the inclusion of the candidate in the Company's proxy statement.

Audit Committee

          The members of the Audit Committee during Fiscal 2005 were Messrs. Aaron and Cohen. The Audit Committee met four times in fiscal 2005, with all members attending all meetings. The duties and activities of the Audit Committee are described in the Report of the Audit Committee, included herein on page 9 and in the Audit Committee Charter.

Compensation Committee

          The Compensation Committee of the Board of Directors currently consists of two members. The Compensation Committee met two times in Fiscal 2005. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer, evaluating his performance against these goals, and recommending his salary, bonus and long-term incentives. The Compensation Committee reviews the performance of all of the executive officers of the Company and recommends to the Board the amount and form of all compensation of executive officers of the Company. The Board established a standing Compensation Committee on August 26, 1998. Prior to August 26, 1998, The estate of Gerald Diamond, former Chairman of the Board and Chief Executive Officer of the Company, recommended to the Board (or in some cases a committee thereof as discussed below) for its approval the non-base salary compensation to be paid to executive officers of the Company, excluding himself, subject to any applicable employment agreements with those persons. Subsequent to August 26, 1998, all such recommendations were made to either the Compensation Committee or the Board's Stock Option Committee.

Stock Option Committee

          The Stock Option Committee of the Board of Directors administers the Company's various stock benefit plans (collectively, the "Plans") and as such, with the exception of the Company's 1995 Formula Stock Option Plan, reviewed and acted upon management's recommendations with respect to stock option grants and restricted stock awards under those Plans. The Stock Option Committee currently consists of two members, namely Messrs. Aaron and Mark Diamond.

401(k) Plan Committee

          Messrs. Mark Diamond and Cohen served as the members of the committee administering the Company's 401(k) Plan (the "401(k) Plan") available to all eligible employees of the Company and SED International, including executive officers. As of January 1, 2002, the Company is under no obligation to provide 401K matching funds. Matching funds will be provided to employees at the discretion of the Board of Directors.

                       SUBMITTED BY THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS OF
                        SED INTERNATIONAL HOLDINGS, INC.

                                  Melvyn Cohen
                                  Stewart Aaron

REPORT OF THE AUDIT COMMITTEE

          The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company's financial reporting process. The role of the Audit Committee is more fully described in the charter which the Board of Directors has adopted for it, which is included as Appendix A to this Proxy Statement.

          Management is responsible for our financial statements and reporting process, including our system of internal controls. The Company's independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

          In performing its functions, the Audit Committee:

               - met with the Company's internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting;

               - reviewed and discussed the Company's audited financial statements with management of the Company;

               - reviewed and discussed with the Company's independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be amended or supplemented; and

               - received the written disclosures and the letter from the independent accountants, as required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committee") as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence.

          Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company's Annual Report to the Shareholders.

Respectfully submitted,


----------------------------------------
Melvyn I. Cohen, Chairman
Stewart I. Aaron

                                 CODE OF ETHICS

          The Company has adopted a Code of Ethics (the "Code of Ethics"), which applies to all directors, officers and employees. A copy of the Code of Ethics is available on the Company's website at www.sedonline.com. The Company intends to make any disclosures regarding amendments to, or waivers from, the Code of Ethics by posting such information on the Company's website.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          The firm of J. H. Cohn LLP served as the Company's independent Auditors for fiscal 2005. The firm of Ernst & Young LLP served as the company's independent auditors for fiscal 2001 through fiscal 2004. Representatives of J.
H. Cohn LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions brought forth by the shareholders.

DIRECTOR COMPENSATION

          During the fiscal year ended June 30, 2005 ("fiscal 2005"), Messrs. Aaron and Cohen each received aggregate cash compensation for serving on the Board and attending regular Board meetings of $24,750 and $20,050, respectively. In addition to compensation for regular Board Meeting attendance, Mr. Cohen and Mr. Aaron were paid $16,055 and $5,700, respectively, for advisory services. As additional compensation for serving as director of the Company in fiscal 2005, Mr. Aaron and Mr. Cohen each received non-qualified stock options to purchase up to 5,000 shares of Common Stock having an exercise price of $.79 per share, which vested immediately upon grant pursuant to the Company's 1991 Formula Stock Option Plan. The Company also pays ordinary and necessary travel expenses for independent directors to attend Board and any committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease of Headquarters

          On April 1, 1999 the Company signed a seven-year lease with the Diamond Chip Group LLC, successor owner of the premises used by the Company for its headquarters. The members of the Diamond Chip Group LLC are the Estate of Gerald Diamond, Jean A. Diamond and JAD 2003 Trust, who own respectively 37.5%, 37.5%, and 25.0% of the outstanding interests in this entity. The beneficiaries of the JAD 2003 Trust are all the descendents of Gerald and Jean Diamond. The predecessor owner of the premises was Royal Park Company, a Georgia general partnership whose partners were Gerald and Jean Diamond.

          Rental payments for fiscal 2005 were $291,000. Rent escalates each October at a rate of 3% per year. In addition to rental payments, the Company pays all operating costs associated with the lease of its headquarters. The lease includes an option for one three-year renewal upon expiration of the initial term.

          The lease also provides the Company with a right of first refusal to purchase the premises in the event Diamond Chip Group LLC proposes to sell the facility during the lease term. The Company believes that the terms of its lease with the Diamond Chip Group LLC are no less favorable to the Company than those available from unaffiliated parties.

                          COMMUNICATIONS WITH DIRECTORS

          It is the policy of the Company that stockholders may, at any time, communicate with any of the Company's directors by mailing a written communication to such director, c/o Secretary, SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:

     - do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

     - relate to routine or insignificant matters that do not warrant the attention of the Board,

     -    are advertisements or other commercial solicitations,

     -    are frivolous or offensive, or

     -    are otherwise not appropriate for delivery to directors.

                                  ANNUAL REPORT

          The Company's 2005 Audited Financial Statements are being mailed to the Company's Shareholders with this Proxy Statement. The financial statements are not part of the proxy soliciting material.

                             SHAREHOLDERS OF RECORD

          At June 30, 2005, the Company had 203 Shareholders of Record.

                                  OTHER MATTERS

          The Board does not know of any other matters to be presented at the Annual Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgement of the persons acting under the proxies.

          The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

          A list of Shareholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by shareholders who are present.

          If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors,

November 14, 2005


----------------------------------------
Tucker, Georgia